Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Nos. 333-188994 and 333-182720) of our report dated March 3, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Engility Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the incorporation by reference of our report dated June 23, 2014 relating to the financial statements, which appears in the Annual Report of the Engility Master Savings Plan on Form 11-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

March 16, 2015